UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ____________________

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                        Date of Report: December 16, 2005
                             _______________________

                             VISUALANT, INCORPORATED
                        (formerly Starberrys Corporation)
             ______________________________________________________
             (Exact name of Registrant as specified in its charter)

            Nevada                      0-25541                    91-1948357
________________________________________________________________________________
(State or jurisdiction of      (Commission File No.)             (IRS Employer
     incorporation)                                          Identification No.)

                           500 Union Street, Suite 406
                            Seattle, Washington 98101
                                 (206) 903-1351
               (Address of Registrant's principal executive office
                              and telephone number)
                _______________________________________________

Section 1 - Registrant's Business and Operations

     Item 1.01 Entry into a Material Definitive Agreement.

On December 16, 2005 the Company entered into a research and development contract with RatLab LLC, a privately-owned research laboratory in Seattle, Washington. The contract calls for monthly payments by the Company to RatLab LLC for an initial research Phase 1, expected to last approximately three months. The contract also includes provisions for extending the payments and research agreement for multiple phases, which could extend in excess of one year. Under the contract, RatLab will perform research and development using the Company's existing intellectual property, as well as newly developed research and technologies in order to assist the Company with the commercialization of its core technologies in the areas of brand and forgery protection, homeland security, medical diagnostics, and color-based file creation and matching.

RatLab LLC is a research laboratory formed primarily by Dr. Thomas Furness, founder and former director of the Human Interface Technology Lab (HitLab) at the University of Washington, and one of the leading researchers in the world in the area of human interface technology. Dr. Furness also is the founder of the Virtual World Consortium, an organization of more than fifty leading technology companies and enterprises dedicated to sharing and advancing research in many scientific research areas important to the Company. The Company has been a member of the Virtual World Consortium since July 2005. RatLab LLC also employs other leading scientists and research associates in the areas of computer science, imaging technology, and light sensing technology, who will be part of the team conducting research on behalf of the Company.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             Registrant: VISUALANT, INCORPORATED

                                                  /s/ Jerry D. Goldberg
                                                  -----------------------------
                                                  By: Jerry D. Goldberg
                                                  Title: Chief Financial Officer
                                                         and Secretary

Dated:  December 16, 2005